Exhibit 99.4

PCT LTD Announces New Financial Officer Appointment

Little River, SC – May 14, 2021 – PCT LTD (OTC:PINK “PCTL”) announced today that Arthur E. Abraham has been appointed Chief Financial Officer, effective May 17, 2021. Abraham will succeed Sheldon Smith, J.D., CPA, whose new role will be overseeing the compliance of PCT LTD’s SEC filings and contract law.

Abraham, 66, served as chief financial officer for various private and public organizations, as well as regional and corporate controller for manufacturing and distribution giants such as Haagen-Dazs and SYSCO. Abraham is a proven financial leader with a solid track record of delivering profitable growth for various businesses.

“I am pleased to welcome Abraham to our leadership team,” said Gary Grieco, PCT LTD’s CEO and Chairman. Grieco further commented, “His deep and extensive experience in leading the financial operations of various businesses – as well as driving operational changes – will make an immediate impact as we effectively manage through the current economic challenges and continue to position the Company for future endeavors. I am confident Abraham will provide strong leadership and is an excellent addition to our team.”

Art Abraham, CFO, stated, “I am thrilled to join PCT LTD, a company I admire as an innovative organization with unique strengths, a strong business model and a proud history. I look forward to working with the team to execute the company’s priorities, accelerate its growth and enhance value for shareholders and all stakeholders.”

As CFO, Abraham will lead PCTL’s finance organization, ultimately responsible for accounting, treasury, financial planning and analysis, as well as taxes. Abraham holds a bachelor’s degree in Finance and Business Administration from Marshall University in Huntington, WVA.

About PCT LTD:

PCT LTD ("PCTL") focuses its business on acquiring, developing and providing sustainable, environmentally safe disinfecting, cleaning and tracking technologies. The company acquires and holds rights to innovative products and technologies, which are commercialized through its operating subsidiary, Paradigm Convergence Technologies Corporation (PCT Corp).

ADDITIONAL NEWS AND CORPORATE UPDATES:

PCTL would like to warn its stockholders and potential investors that material corporate information regarding sales, areas of business and other corporate updates will only be made through press releases or filings with the SEC and through Twitter (PCTL@PCTL_). PCTL does not utilize social media, chatrooms or other online sources to disclose material information. The public should only rely on official press releases, Tweets from the Company’s official Twitter account, and corporate filings for accurate and up to date information regarding PCTL.

Forward-Looking Statements:

This press release contains "forward-looking statements" as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements." Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties, which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: PCTL's ability to raise sufficient funds to satisfy its working capital requirements; the ability of PCTL to execute its business plan; the anticipated results of business contracts with regard to revenue; and any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements PCTL makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. PCTL undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

www.para-con.com
www.pctcorphealth.com
www.pctcorporation.com
Twitter: https://mobile.twitter.com/PCTL_

Investor Relations Contact
Andrew Barwicki
(516) 662-9461
andrew@barwicki.com
or
IR@para-con.com